                                                                    EXHIBIT 3.32

                            ARTICLES OF INCORPORATION

                                       OF

                       TOWER AUTOMOTIVE TECHNOLOGY, INC.

         Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned incorporate executes the following Articles:

                                   ARTICLE I

         The name of the corporation is Tower Automotive Technology, Inc.

                                   ARTICLE II

         The purpose of purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Michigan Business Corporation Act.

                                   ARTICLE III

         The total authorized capital stock is 60,000 shares of a single class of common stock. Each such share shall be equal to every other such share.

                                   ARTICLE IV

         The address of the initial registered office, which is the same as the mailing address, is 5211 Cascade Road, S.E., Grand Rapids, Michigan 49546. The name of the initial resident agent at the registered office is Jeffrey Kersten.

                                    ARTICLE V

         A director of the corporation, shall not be liable to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except liability for any of the following: (a) the amount of a financial benefit received by a director to which he or she is not entitled; (b) an intentional infliction of harm on the corporation or its shareholders; (c) a violation of section 551 of the Michigan Business Corporation Act; or (d) an intentional criminal act. In the event the Michigan Business Corporation Act is amended after the approval by the shareholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act, as so amended. Any repeal, modification or adoption of any provision in these Articles of Incorporation inconsistent with this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal, modification or adoption.

                                   ARTICLE VI

         Directors and officers of the corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by the Michigan Business Corporation Act (or other law) in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether formal or informal and whether brought by or in the name of the corporation, a subsidiary or otherwise) arising out of: (a) any actual or alleged act or omission at any time as a director or officer of the corporation, a subsidiary, or any organization for which the person is serving at the request of the corporation; or (b) their past, present or future status as a director or officer of the corporation, a subsidiary, or any organization for which the person is serving at the request of the corporation. Persons who are not directors or officers of the corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the corporation. The provisions of this Article shall be applicable to directors and officers who have ceased to render such service and shall inure to the benefit of their heirs, executors, and administrators. The right of indemnity provided herein shall not he exclusive, and the corporation may provide indemnification to any person, by agreement or otherwise, on such terms and conditions as the board of directors of the corporation may approve that are not inconsistent with the Michigan Business Corporation Act (or other law).

                                   ARTICLE VII

         Any action required or permitted by the Michigan Business Corporation Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within sixty (60) days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to shareholders who have not consented in writing.

                                  ARTICLE VIII

         When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

                                   ARTICLE IX

         The name and address of the Incorporator as follows:

               Peter G. Roth
               P.O. Box 352
               Grand Rapids, M1 49501-0352

         The undersigned Incorporator has signed these Articles of Incorporation, this 20th day of September, 2000.

                                                 /s/ Peter G. Roth
                                                 -------------------------------
                                                 Peter G. Roth
                                                 Incorporator

                                       -3-